Exhibit 99.1
CallidusCloud Extends Litmos Learning Platform with Essential Registration, Scheduling and Billing Technology

DUBLIN, CA, April 8, 2016 – Callidus Software Inc. (NASDAQ: CALD), a global leader in cloud-based sales, marketing, learning and customer experience solutions, announced today that it has acquired the assets of ViewCentral, a leader in the extended enterprise learning market. The acquisition will augment CallidusCloud’s Litmos mobile learning solution with a full revenue management and e-commerce platform designed for selling and optimizing profitable training for customers and channel.
“Monetization of training is top of mind with channel, service and learning leaders. All new LMS customers need this capability and we can cross sell and upsell the new solution to existing Litmos customers” said Rory Cameron EVP Litmos, Clicktools and Corporate Development. “ViewCentral has proven scalability, managing subscriptions, billings & payments for over half a million training events in 190 countries last year alone. This powerful technology will be a natural add on for every Litmos customer.”
“We believe CallidusCloud is a great home for our customers and technology,” said Terry Lydon, CEO of ViewCentral. “Litmos’ and CallidusCloud’s broader market reach will enable us to bring our technology to a mostly untapped market hitherto served by fragmented and costly solutions.”
The assets of ViewCentral were acquired by CallidusCloud for a cash consideration of $4 Million.

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About ViewCentral
ViewCentral is a learning management solution provider to organizations of all sizes across the technology, financial services, biosciences, human resources, and consulting industries, among others. ViewCentral’s Learning Management System allows organizations to monetize and facilitate the delivery of training and certification programs, enabling them to capture both incremental and recurring revenue. ViewCentral is headquartered in Campbell, Calif. For more information, please visit www.viewcentral.com.

About CallidusCloud
Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud®, is the global leader in cloud-based sales, marketing, learning and customer experience solutions. CallidusCloud enables organizations to accelerate and maximize their lead to money process with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation -- driving bigger deals, faster. Approximately 4,600 leading organizations, across all industries, rely on CallidusCloud to optimize the lead to money process to close more deals for more money in record time.

©2016 Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, Clicktools, SURVE, syncfrog, TrueComp Manager, ActekSoft, ACom3, iCentera, Webcom, Litmos, the Litmos logo, LeadFormix, Rapid Intake, 6FigureJobs, and LeadRocket are trademarks, service marks, or registered trademarks of Callidus Software Inc.

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CallidusCloud
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